Exhibit 10.24

XENOPORT, INC. BONUS PLAN

PURPOSE

The purpose of the XenoPort, Inc. Bonus Plan (the “Plan”), effective January 1, 2005, is to provide certain employees of XenoPort, Inc. (the “Company”) with incentives to achieve the highest level of individual and team performance and to meet or exceed specified goals, which contribute to the overall success of the Company.

DEFINITIONS

Active Service — The period of full-time, active employment with the Company used in determining length of service minimums for purposes of this Plan. Active Service excludes all of the time while the employee is on any leave of absence.

Award – The amount of any bonus issued to a Participant under this Plan.

Board – The Board of Directors of the Company.

Compensation Committee – The Compensation Committee is a committee of the Board established for the purpose of reviewing, making recommendations to the Board regarding and/or determining all forms of compensation to be provided to the executive officers of the Company.

Corporate Bonus Criteria – The corporate criteria pursuant to which a Participant’s performance will be measured. The Corporate Bonus Criteria for each Plan Period shall be developed by the Chief Executive Officer of the Company (“CEO”) in consultation with the Compensation Committee and shall be approved by the Board. The corporate criteria will be based on meeting certain goals with respect to the Company’s financial performance, clinical development of product candidates and entering into collaborations with respect to current and potential product candidates, as well as other criteria developed by the CEO in consultation with the Compensation Committee and approved by the Board.

Eligible Earnings – A Participant’s base pay, excluding such items as prior bonuses, travel and incidental expenses, car allowances, moving expenses, relocation allowance, disability payments, Workers Compensation payments or any special monetary awards or allowances such as special bonus payments.

Individual Bonus Criteria – The individual criteria pursuant to which a Participant’s performance will be measured. The Individual Bonus Criteria for each Plan Period shall be developed by the Company in consultation with the Participant. The Individual Bonus Criteria for Participants other than the CEO and President must be approved by the CEO of the Company in consultation with the Compensation Committee. The Compensation Committee must approve the Individual Bonus Criteria for the CEO and President.

Participant – An employee holding a Qualified Position who meets all of the eligibility requirements of the Plan set forth below.

Payout Date – The date on which Awards are paid to Participants.

Plan Period – The time period commencing January 1 and concluding December 31 of each year that this Plan remains in effect.

Qualified Position – Those positions within the Company that are covered by this Plan as determined by the Board from time to time in its discretion.

Target Percentage – An assigned percentage of a Participant’s Eligible Earnings, which is the intended amount of any potential Award under this Plan for each Plan Period. The Target Percentage is based upon the Participant’s position within the Company. The Target Percentages may be amended annually in the discretion of the Board. The Target Percentage may range from 0% to a maximum of 35% of Eligible Earnings.

ELIGIBILITY FOR PARTICIPATION

In order to be eligible to participate in the Plan, a Participant must:

•	be employed by the Company on the last day of the Plan Period;

•	have completed six months of Active Service in a Qualified Position during the Plan Period; and

•	not have been placed on a written performance improvement plan at any time during the Plan Period.

PRO-RATA PARTICIPATION

Participants with at least six (6) but less than twelve (12) months of Active Service in a Qualified Position during the Plan Period will participate in the Plan on a pro-rata basis. If a Participant dies prior to the Payout Date, the Award that the Participant otherwise would have been eligible to receive under the Plan may be paid to his/her estate at the discretion of the Company.

PARTICIPATION WHEN TRANSFERRING BETWEEN QUALIFIED POSITIONS

Participants who move from one Qualified Position to another during the Plan Period will participate in the Plan at the following levels:

•	If less than 6 months in the new Qualified Position at end of Plan Period – Pro-rata participation based on length of time in each Qualified Position.

•	If greater than or equal to 6 months in the new Qualified Position – Target Percentage of the new Qualified Position.

ADMINISTRATION

The Plan will be administered by the Compensation Committee, in consultation with the CEO. The Compensation Committee shall have sole authority to administer and interpret the Plan, establish administrative rules, determine eligibility and take any other action necessary for the proper and efficient administration and operation of the Plan. All determinations as to the Target Percentages, amount of Awards, the method of calculating Awards, eligibility for Awards, level of achievement of Corporate Bonus Criteria and Individual Bonus Criteria and interpretations of this Plan shall be within the sole discretion of the Compensation Committee, in consultation with the CEO.

CALCULATION OF AWARDS

Whether and at what level Corporate Bonus Criteria have been met by:

•	the CEO shall be determined by the Board, in consultation with the Compensation Committee; and

•	Participants other than the CEO shall be determined by the Compensation Committee, in consultation with the CEO.

Each of the Corporate Bonus Criteria shall be weighted at various levels of achievement (exceed; meet; partial achievement; failure to meet) according to a point scale approved by the Compensation Committee for each Plan Period.

For CEO and President: Awards under this Plan for the CEO and the President shall be based eighty percent (80%) on achievement by the Company of the Corporate Bonus Criteria, and twenty percent (20%) on achievement of Individual Bonus Criteria. The eighty percent based on achievement of Corporate Bonus Criteria shall be calculated by adding up the points on the point scale for the level of achievement assigned by the Compensation Committee and Board for each Corporate Bonus Criteria, and then identifying the percentage of Eligible Earnings to be paid by locating the total number of points on the relevant award calculation chart approved by the Compensation Committee for each Plan Period. The other twenty percent of the Award, if any, shall be determined based on the Compensation Committee’s subjective assessment of the Participant’s level of achievement against the Individual Bonus Criteria. Whether and at what level Individual Bonus Criteria have been met shall be determined by the Compensation Committee. The maximum Award may not exceed the amount calculated by multiplying a Participant’s Eligible Earnings by the sum of the Target Percentage and 10%.

For Other Qualified Positions: Awards under this Plan for Participants other than the CEO and the President shall be based one-half (50%) on achievement by the Company of Corporate Bonus Criteria, and one-half (50%) on achievement of Individual Bonus Criteria. The one-half based on achievement of Corporate Bonus Criteria shall be calculated by adding up the points for the level of achievement assigned by the Compensation Committee and Board for each Corporate Bonus Criteria, and then identifying the percentage of Eligible Earnings to be paid by locating the total number of points on the relevant award calculation chart approved by the Compensation Committee for each Plan Period. The other one-half of the Award, if any, shall be determined based on the CEO’s subjective assessment of the Participant’s level of achievement against the Individual Bonus Criteria. Whether and at what level Individual Bonus Criteria have been met shall be determined by the CEO, giving reasonable deference to recommendations made by the Compensation Committee. The maximum Award may not exceed the amount calculated by multiplying a Participant’s Eligible Earnings by the sum of the Target Percentage and 10%.

The Compensation Committee in its discretion may determine to grant an Award even though certain criteria are not met.

PAYMENT OF AWARDS

Awards shall be paid as soon as practicable after the performance and financial results for the Plan Period are determined, but in all events the Payout Date shall occur prior to April 1 of the year following the Plan Period. Awards are subject to applicable withholdings.

GENERAL

Participants who engage in an activity that violates applicable local, state or federal laws or who violate Company policies, may be subject to having their Award reduced or eliminated in the sole discretion of the Compensation Committee.

There is no obligation of uniformity of treatment of Participants under the Plan. Awards under the Plan may not be assigned or alienated.

Neither this Plan nor any action taken hereunder shall be construed as giving any employee or Participant the right to be retained in the employ of the Company. Employees of the Company are employed “at will” unless they have an agreement signed by the CEO or a member of the Board providing for other than at-will employment.

Nothing in the Plan shall be deemed to give any employee any right, contractual or otherwise, to participate in the Plan or in any benefits hereunder, other than the right to receive payment of an Award as may have been expressly awarded in writing by the Board.

The Company reserves the right to amend, modify or terminate this Plan. The Corporate Bonus Criteria and Individual Bonus Criteria apply only for the applicable Plan Period unless the Participant is notified otherwise in writing.

The provisions contained in this Plan set forth the entire understanding of the Company with respect to the Plan and supercede any and all prior communications between the Company and any employee with respect to the Plan.

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